NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

TOWN OF SIMSBURY AND GRIFFIN REACH ACCORD IN MEADOWOOD DEVELOPMENT PLAN

NEW YORK, NEW YORK (June 28, 2007) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that Griffin Land, its Connecticut and Massachusetts based real estate division, and the land use commissions of the Town of Simsbury, Connecticut, have reached an accord for a settlement plan for Meadowood, Griffin Land’s proposed residential development. Under terms of the settlement, Griffin Land has agreed to increase the amount of open space in Meadowood in order to achieve specific public objectives, and to accept a significant reduction of the number of residential units in Meadowood. The accord was reached on June 26th as Simsbury’s Planning Commission approved the settlement plan. The Town’s Zoning Commission and its Conservation Commission / Inland Wetlands and Watercourses Agency rendered their approvals earlier in the month.

Timothy S. Hollister, Esq., of Shipman & Goodwin LLP, attorney for Griffin Land, said: “An earlier application had been for 371 units. In the course of discussions between Griffin Land and the Town, we have arrived at what all parties believe to be a workable plan for 299 homes.” The proposed settlement provides for almost 200 acres of open space, most of which will be donated to the town. “Nearly all of this additional open space has been added to achieve the goals stated by the Town of Simsbury as being in the public interest,” Mr. Hollister said. Another key component of the settlement was the resolution of environmental remediation issues prior to the commencement of any construction.

Griffin’s President and Chief Executive Officer, Mike Danziger, said: “We would like to thank the Town of Simsbury’s public officials, as they have been open with us in conducting a frank and ongoing dialog. Now that we have secured approvals from all of the related Town Commissions, we are hopeful that the proposed new settlement plan for Meadowood will be viewed positively by the public, and that together we may be able to move forward with the plans for Meadowood with the best interests of all parties in mind.”

The settlement agreement requires the approval of the Connecticut Superior Court, which will consider each Commission’s agreement at a public court hearing and render its decision. If approved, as expected, the previously filed cases would be withdrawn with no further litigation between the parties on this matter.

Griffin operates its real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.